Filed Pursuant to Rule 424(b)(2)

Registration Nos. 333-221324 and 333-221324-01

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying market measure supplement, prospectus supplement and prospectus are not an offer to sell these Securities and we are not soliciting an offer to buy these Securities in any jurisdiction where the offer or sale is not permitted.

Subject To Completion, dated January 10,  2020

Pricing Supplement No. 284 dated January   , 2020

(To Market Measure Supplement dated May 18, 2018,

Prospectus Supplement dated May 18, 2018

and Prospectus dated April 5, 2019)

Wells Fargo Finance LLC

Medium Term-Notes Series A

Fully and Unconditionally Guaranteed by Wells Fargo & Company

Capped Trigger GEARS

Principal at Risk Securities Linked to the EURO STOXX 50® Index due on or about January 31, 2023

Investment Description

The Capped Trigger GEARS (the “Securities”) are unsecured debt obligations of Wells Fargo Finance LLC (the “Issuer”) and fully and unconditionally guaranteed by Wells Fargo & Company (the “Guarantor”). Unlike ordinary debt securities, the Securities do not pay interest or repay a fixed amount of principal at maturity. Instead, the Securities provide for a payment at maturity that may be greater than, equal to or less than the principal amount of the Securities, depending on the performance of the EURO STOXX 50® Index (the “Underlying”) from its Initial Underlying Level to its Final Underlying Level. If the Underlying Return is positive, the Issuer will pay the principal amount of the Securities at maturity plus a return equal to the Underlying Return multiplied by the Upside Gearing of 5.0, subject to the Maximum Gain. The Maximum Gain will be set on the Trade Date and will be between 40.50% and 44.50%. If the Underlying Return is zero or negative but the Final Underlying Level is greater than or equal to the Downside Threshold (75% of the Initial Underlying Level), the Issuer will repay the principal amount of the Securities at maturity. However, if the Final Underlying Level is less than the Downside Threshold, the Issuer will pay you a cash payment at maturity that is less than the principal amount, if anything, resulting in a percentage loss on your principal equal to the negative Underlying Return. In this case, you will have full downside exposure to the Underlying from the Initial Underlying Level to the Final Underlying Level, and will lose more than 25%, and possibly all, of your principal. Investing in the Securities involves significant risks. You may lose a significant portion or all of your principal. You will not receive any interest payments or dividends on the securities included in the Underlying. The Final Underlying Level is observed relative to the Downside Threshold only on the Final Valuation Date, and the contingent repayment of principal feature applies only if you hold the Securities to maturity. The Securities will not be listed or displayed on any securities exchange or any automated quotation system. All payments on the Securities are subject to credit risk, and you will have no ability to pursue any securities included in the Underlying for payment; if Wells Fargo Finance LLC, as issuer, and Wells Fargo & Company, as guarantor, default on their obligations, you could lose some or all of your investment.

Features

❑   Enhanced Growth Potential, Subject to Maximum Gain: If the Underlying Return is positive, the Issuer will pay the principal amount of the Securities at maturity plus a return equal to the Underlying Return multiplied by the Upside Gearing, subject to the Maximum Gain. The Upside Gearing feature will provide leveraged exposure to a limited range of positive performance, if any, of the Underlying.

❑   Downside Exposure with Contingent Repayment of Principal at Maturity: If the Underlying Return is zero or negative but the Final Underlying Level is greater than or equal to the Downside Threshold, the Issuer will repay the principal amount at maturity. However, if the Final Underlying Level is less than the Downside Threshold, the Issuer will repay less than the principal amount at maturity, if anything, resulting in a percentage loss on your principal equal to the negative Underlying Return. You may lose a significant portion or all of your principal. All payments on the Securities are subject to credit risk, and you will have no ability to pursue any securities included in the Underlying for payment; if Wells Fargo Finance LLC, as issuer, and Wells Fargo & Company, as guarantor, default on their obligations, you could lose some or all of your investment.

Key Dates[1]
Trade Date:	January 29, 2020
Settlement Date:	January 31, 2020
Final Valuation Date:	January 26, 2023
Maturity Date:	January 31, 2023
[1]	To the extent that we make any change to the expected Trade Date or expected Settlement Date, the Final Valuation Date and Maturity Date may also be changed in our discretion to ensure that the term of the Securities remains the same. In addition, the Final Valuation Date and the Maturity Date are subject to postponement. See “Terms of the Securities” on page PRS-5 of this pricing supplement.

Security Offering

We are offering Capped Trigger GEARS linked to the EURO STOXX 50® Index. The return on the Securities is subject to the predetermined Maximum Gain and the corresponding maximum payment at maturity per Security. The Maximum Gain, maximum payment at maturity per Security, Initial Underlying Level and Downside Threshold will be set on the Trade Date. The Initial Underlying Level will be the Closing Level of the Underlying on the Trade Date. The Securities are offered at a minimum investment of $1,000 (100 Securities).

Underlying	Maximum Gain	Maximum Payment at Maturity per Security	Upside Gearing	Initial Underlying Level	Downside Threshold	CUSIP/ ISIN
EURO STOXX 50® Index (SX5E)	40.50% to 44.50%	$14.05 to $14.45	5.0	•	75% of the Initial Underlying Level (rounded to two decimal places)	95002W685 / US95002W6856

The current estimated value of the Securities is approximately $9.70 per Security. While the estimated value of the Securities at pricing may differ from the estimated value set forth above, we do not expect it to differ significantly absent a material change in market conditions or other relevant factors. In no event will the estimated value of the Securities on the Trade Date be less than $9.50 per Security. The estimated value of the Securities was determined for us by Wells Fargo Securities, LLC using its proprietary pricing models. It is not an indication of actual profit to us or to Wells Fargo Securities, LLC or any of our other affiliates, nor is it an indication of the price, if any, at which Wells Fargo Securities, LLC or any other person may be willing to buy the Securities from you at any time after issuance. See “Estimated Value of the Securities” in this pricing supplement.

The Securities have complex features and investing in the Securities involves risks not associated with an investment in conventional debt securities. See “Risk Factors” herein on page PRS-8.

The Securities are the unsecured obligations of Wells Fargo Finance LLC, and, accordingly, all payments are subject to credit risk. If Wells Fargo Finance LLC, as issuer, and Wells Fargo & Company, as guarantor, default on their obligations, you could lose some or all of your investment. The Securities are not savings accounts, deposits or other obligations of a depository institution and are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these Securities or determined if this pricing supplement or the accompanying market measure supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Original Offering Price	Agent Discount(1)	Proceeds to Wells Fargo Finance LLC
Per Security	$10.00	$0.25	$9.75
Total	$•	$•	$•
(1)	Wells Fargo Securities, LLC, an affiliate of Wells Fargo Finance LLC and a wholly owned subsidiary of Wells Fargo & Company, and UBS Financial Services Inc. are the agents for the distribution of the Securities. See “Estimated Value of the Securities” and “Supplemental Plan of Distribution” in this pricing supplement for further information.
UBS Financial Services Inc.	Wells Fargo Securities

Additional Information about the Issuer, the Guarantor and the Securities

You should read this pricing supplement together with the market measure supplement dated May 18, 2018, the prospectus supplement dated May 18, 2018 and the prospectus dated April 5, 2019 for additional information about the Securities. When you read the accompanying market measure supplement and prospectus supplement, please note that all references in such supplements to the prospectus dated April 27, 2018, or to any sections therein, should refer instead to the accompanying prospectus dated April 5, 2019 or to the corresponding sections of such prospectus, as applicable. Information included in this pricing supplement supersedes information in the market measure supplement, prospectus supplement and prospectus to the extent it is different from that information. Certain defined terms used but not defined herein have the meanings set forth in the prospectus supplement.

When we refer to “we,” “us” or “our” in this pricing supplement, we refer only to Wells Fargo Finance LLC and not to any of its affiliates, including Wells Fargo & Company.

You may access the market measure supplement, prospectus supplement and prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

♦	Market Measure Supplement dated May 18, 2018: https://www.sec.gov/Archives/edgar/data/72971/000119312518167616/d593569d424b2.htm
♦	Prospectus Supplement dated May 18, 2018: https://www.sec.gov/Archives/edgar/data/72971/000119312518167593/d523952d424b2.htm
♦	Prospectus dated April 5, 2019: https://www.sec.gov/Archives/edgar/data/72971/000138713119002551/wfc-424b2_040519.htm

PRS-2

Estimated Value of the Securities

The original offering price of each Security of $10 includes certain costs that are borne by you. Because of these costs, the estimated value of the Securities on the Trade Date will be less than the original offering price. The costs included in the original offering price relate to selling, structuring, hedging and issuing the Securities, as well as to our funding considerations for debt of this type.

The costs related to selling, structuring, hedging and issuing the Securities include (i) the agent discount (if any), (ii) the projected profit that our hedge counterparty (which may be one of our affiliates) expects to realize for assuming risks inherent in hedging our obligations under the Securities and (iii) hedging and other costs relating to the offering of the Securities.

Our funding considerations take into account the higher issuance, operational and ongoing management costs of market-linked debt such as the Securities as compared to conventional debt of Wells Fargo & Company of the same maturity, as well as our and our affiliates’ liquidity needs and preferences. Our funding considerations are reflected in the fact that we determine the economic terms of the Securities based on an assumed rate that is generally lower than our internal funding rate, which is described below and is used in determining the estimated value of the Securities.

If the costs relating to selling, structuring, hedging and issuing the Securities were lower, or if the assumed rate we use to determine the economic terms of the Securities were higher, the economic terms of the Securities would be more favorable to you and the estimated value would be higher. The estimated value of the Securities as of the Trade Date will be set forth in the final pricing supplement.

Determining the estimated value

Our affiliate, Wells Fargo Securities, LLC (“WFS”), calculated the estimated value of the Securities set forth on the cover page of this pricing supplement based on its proprietary pricing models. Based on these pricing models and related market inputs and assumptions referred to in this section below, WFS determined an estimated value for the Securities by estimating the value of the combination of hypothetical financial instruments that would replicate the payout on the Securities, which combination consists of a non-interest bearing, fixed-income bond (the “debt component”) and one or more derivative instruments underlying the economic terms of the Securities (the “derivative component”).

The estimated value of the debt component is based on an internal funding rate that reflects, among other things, our and our affiliates’ view of the funding value of the Securities. This rate is used for purposes of determining the estimated value of the Securities since we expect secondary market prices, if any, for the Securities that are provided by WFS or any of its affiliates to generally reflect such rate. WFS determined the estimated value of the Securities based on this internal funding rate, rather than the assumed rate that we use to determine the economic terms of the Securities, for the same reason.

WFS calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the derivative instruments that constitute the derivative component based on various inputs, including the “derivative component factors” identified in “Risk Factors—The Value Of The Securities Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.” These inputs may be market-observable or may be based on assumptions made by WFS in its discretion.

The estimated value of the Securities determined by WFS is subject to important limitations. See “Risk Factors—The Estimated Value Of The Securities Is Determined By Our Affiliate’s Pricing Models, Which May Differ From Those Of Other Dealers” and “—Our And The Guarantor’s Economic Interests And Those Of Any Dealer Participating In The Offering Are Potentially Adverse To Your Interests.”

Valuation of the Securities after issuance

The estimated value of the Securities is not an indication of the price, if any, at which WFS or any other person may be willing to buy the Securities from you in the secondary market. The price, if any, at which WFS or any of its affiliates may purchase the Securities in the secondary market will be based upon WFS’s proprietary pricing models and will fluctuate over the term of the Securities due to changes in market conditions and other relevant factors. However, absent changes in these market conditions and other relevant factors, except as otherwise described in the following paragraph, any secondary market price will be lower than the estimated value on the Trade Date because the secondary market price will be reduced by a bid-offer spread, which may vary depending on the aggregate principal amount of the Securities to be purchased in the secondary market transaction, and the expected cost of unwinding any related hedging transactions. Accordingly, unless market conditions and other relevant factors change significantly in your favor, any secondary market price for the Securities is likely to be less than the original offering price.

If WFS or any of its affiliates makes a secondary market in the Securities at any time up to the Settlement Date or during the 9-month period following the Settlement Date, the secondary market price offered by WFS or any of its affiliates will be increased by an amount reflecting a portion of the costs associated with selling, structuring, hedging and issuing the Securities that are included in the original offering price. Because this portion of the costs is not fully deducted upon issuance, any secondary market price offered by WFS or any of its affiliates during this period will be higher than it would be if it were based solely on WFS’s proprietary pricing models less the bid-offer spread and hedging unwind costs described above. The amount of this increase in the secondary market price will decline steadily to zero over this 9-month period. If you hold the Securities through an account at WFS or any of its affiliates, we expect that this increase will also be reflected in the value indicated for the Securities on your brokerage account statement.

If WFS or any of its affiliates makes a secondary market in the Securities, WFS expects to provide those secondary market prices to any unaffiliated broker-dealers through which the Securities are held and to commercial pricing vendors. If you hold your Securities through an account at a broker-dealer other than WFS or any of its affiliates, that broker-dealer may obtain market prices for the Securities from WFS (directly or indirectly), but could also obtain such market prices from other sources, and may be willing to purchase the Securities at any given time at a price that differs from the price at which WFS or any of its affiliates is willing to purchase the Securities. As a result, if you hold your Securities through an account at a broker-dealer other than WFS or any of its affiliates, the value of the Securities on your brokerage account statement may be different than if you held your Securities at WFS or any of its affiliates.

The Securities will not be listed or displayed on any securities exchange or any automated quotation system. Although WFS and/or its affiliates may buy the Securities from investors, they are not obligated to do so and are not required to make a market for the Securities. There can be no assurance that a secondary market will develop.

PRS-3

Investor Suitability
The Securities may be suitable for you if:	The Securities may not be suitable for you if:

♦    You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire principal amount.

♦    You can tolerate a loss of a significant portion or all of your principal amount, and you are willing to make an investment that may have the full downside market risk of the Underlying.

♦    You believe the Underlying will appreciate over the term of the Securities and that any such appreciation is unlikely to exceed the Maximum Gain.

♦    You understand and accept that your potential return is limited by the Maximum Gain, and you would be willing to invest in the Securities if the Maximum Gain were set equal to the bottom of the range specified on the cover of this pricing supplement (the actual Maximum Gain will be set on the Trade Date).

♦    You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Underlying.

♦    You do not seek current income from this investment, and you are willing to forgo any dividends paid on the securities included in the Underlying.

♦    You are willing and able to hold the Securities to maturity and accept that there may be little or no secondary market for the Securities.

♦    You understand and are willing to accept the risks associated with the Underlying.

♦    You are willing and able to assume the credit risk of Wells Fargo Finance LLC, as issuer, and Wells Fargo & Company, as guarantor, for all payments due to you under the Securities, including any repayment of principal.

♦    You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire principal amount.

♦    You cannot tolerate the loss of a significant portion or all of your principal amount, or you are not willing to make an investment that may have the full downside market risk of the Underlying.

♦    You believe the Underlying will depreciate over the term of the Securities and the Final Underlying Level is likely to be less than the Downside Threshold, or you believe the Underlying will appreciate over the term of the Securities by more than the Maximum Gain.

♦    You seek an investment that has unlimited return potential without a cap on appreciation, or you would be unwilling to invest in the Securities if the Maximum Gain were set equal to the bottom of the range specified on the cover of this pricing supplement (the actual Maximum Gain will be set on the Trade Date).

♦    You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Underlying.

♦    You seek current income from this investment, or you would prefer to receive any dividends paid on the securities included in the Underlying.

♦    You are unable or unwilling to hold the Securities to maturity, or you seek an investment for which there will be an active secondary market.

♦    You are unwilling to purchase Securities with an estimated value as of the Trade Date that is lower than the original offering price and that may be as low as the lower estimated value set forth on the cover page.

♦    You do not understand or are not willing to accept the risks associated with the Underlying.

♦    You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings that bear interest at a prevailing market rate.

♦    You are not willing or are unable to assume the credit risk of Wells Fargo Finance LLC, as issuer, and Wells Fargo & Company, as guarantor, for all payments due to you under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Risk Factors” beginning on page PRS-8 of this pricing supplement. For more information about the Underlying, please see the section titled “The EURO STOXX 50® Index” below.

PRS-4

Terms of the Securities
Issuer:	Wells Fargo Finance LLC
Guarantor:	Wells Fargo & Company
Original Offering Price:	$10 per Security
Principal Amount:	$10 per Security. References in this pricing supplement to a “Security” are to a security with a principal amount of $10.
Term:	3 years
Underlying:	EURO STOXX 50® Index (referred to as a “Market Measure” in the base offering documents).
Trade Date:	January 29, 2020*
Settlement Date:	January 31, 2020* (T + 2)
Payment at Maturity:

On the stated maturity date, you will be entitled to receive from the Issuer a cash payment per Security in U.S. dollars equal to the payment at maturity. The “payment at maturity” per Security will equal:

•     If the Underlying Return is positive, the Issuer will pay the principal amount plus a return equal to the Underlying Return multiplied by the Upside Gearing, subject to the Maximum Gain. Accordingly, the payment at maturity per Security would be calculated as follows:

$10 + ($10 × the lesser of (a) Underlying Return × Upside Gearing and (b) the Maximum Gain)

•      If the Underlying Return is zero or negative but the Final Underlying Level is greater than or equal to the Downside Threshold, the Issuer will repay the principal amount at maturity of $10 per Security.

•      If the Underlying Return is negative and the Final Underlying Level is less than the Downside Threshold, the Issuer will repay less than the principal amount at maturity, if anything, resulting in a percentage loss on your principal equal to the negative Underlying Return. Accordingly, the payment at maturity per Security would be calculated as follows:

$10 + ($10 × Underlying Return)

If the Underlying Return is negative and the Final Underlying Level is less than the Downside Threshold, your principal is fully exposed to the decline in the Underlying, and you will lose a significant portion or all of the principal amount of the Securities at maturity.

All calculations with respect to the payment at maturity will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., 0.000005 would be rounded to 0.00001); and the payment at maturity will be rounded to the nearest cent, with one-half cent rounded upward.

Final Valuation Date:	January 26, 2023*. The Final Valuation Date is subject to postponement due to non-Trading Days and the occurrence of a Market Disruption Event. See “Additional Terms of the Securities—Postponement of the Final Valuation Date.”
Maturity Date:	January 31, 2023*. If the Final Valuation Date is postponed, the Maturity Date will be later of (i) the originally scheduled Maturity Date and (ii) three business days after the Final Valuation Date as postponed. See “Additional Terms of the Securities—Postponement of the Final Valuation Date.” If the Maturity Date is not a business day, the payment required to be made on the Securities on the Maturity Date will be made on the next succeeding business day with the same force and effect as if it had been made on the Maturity Date. The Securities are not subject to redemption by the Issuer or repayment at the option of any holder of the Securities prior to the Maturity Date.
Upside Gearing:	5.0
Maximum Gain:	40.50% to 44.50%. The actual Maximum Gain will be set on the Trade Date and will not be less than 40.50%.
Underlying Return:	Final Underlying Level – Initial Underlying Level Initial Underlying Level
Initial Underlying Level:	, the Closing Level of the Underlying on the Trade Date.
Final Underlying Level:	The Closing Level of the Underlying on the Final Valuation Date
Downside Threshold:	, which is equal to 75% of the Initial Underlying Level.
Closing Level:	The “Closing Level” of the Underlying on any Trading Day means the official closing level of the Underlying reported by the Underlying Sponsor on such Trading Day, as obtained by the Calculation Agent on such Trading Day from the licensed third-party market data vendor contracted by the Calculation Agent at such time; in particular, taking into account the decimal precision and/or rounding convention employed by such licensed third-party market data vendor on such date. Currently, the Calculation Agent obtains market data from Thomson Reuters Ltd., but the Calculation Agent may change its market data vendor at any time without notice. The foregoing provisions of this definition of “Closing Level” are subject to the provisions set forth below under “Additional Terms of the Securities—Market Disruption Events,” “—Postponement of the Final Valuation Date,” “—Adjustments to the Underlying” and “—Discontinuance of the Underlying.”
Calculation Agent:	Wells Fargo Securities, LLC

*To the extent that we make any change to the expected Trade Date or expected Settlement Date, the Final Valuation Date and Maturity Date may also be changed in our discretion to ensure that the term of the Securities remains the same.

PRS-5

Investment Timeline

Trade Date:	The Initial Underlying Level is observed, the Downside Threshold is determined and the Maximum Gain is set on the Trade Date.

Maturity Date:

The Final Underlying Level is observed and the Underlying Return is determined on the Final Valuation Date.

If the Underlying Return is positive, the Issuer will pay the principal amount plus a return equal to the Underlying Return multiplied by the Upside Gearing, subject to the Maximum Gain. Accordingly, the payment at maturity per Security would be calculated as follows:

$10 + ($10 × the lesser of (a) Underlying Return × Upside Gearing and (b) the Maximum Gain)

If the Underlying Return is zero or negative but the Final Underlying Level is greater than or equal to the Downside Threshold, the Issuer will repay the principal amount at maturity of $10 per Security.

If the Underlying Return is negative and the Final Underlying Level is less than the Downside Threshold, the Issuer will repay less than the principal amount at maturity, if anything, resulting in a percentage loss on your principal equal to the negative Underlying Return. Accordingly, the payment at maturity per Security would be calculated as follows:

$10 + ($10 × (Underlying Return)

If the Underlying Return is negative and the Final Underlying Level is less than the Downside Threshold, your principal is fully exposed to the decline in the Underlying, and you will lose a significant portion or all of the principal amount of the Securities at maturity.

Investing in the Securities involves significant risks. The Issuer will not pay any interest on the Securities. You may lose a significant portion or all of your principal. The Final Underlying Level is observed relative to the Downside Threshold only on the Final Valuation Date, and the contingent repayment of principal feature applies only if you hold the Securities to maturity. All payments on the Securities are subject to credit risk, and you will have no ability to pursue any securities included in the Underlying for payment; if Wells Fargo Finance LLC, as issuer, and Wells Fargo & Company, as guarantor, default on their obligations, you could lose some or all of your investment.

PRS-6

Risk Factors

The Securities have complex features and investing in the Securities will involve risks not associated with an investment in conventional debt securities. You should carefully consider the risk factors set forth below as well as the other information contained in this pricing supplement and the accompanying market measure supplement, prospectus supplement and prospectus, including the documents they incorporate by reference. As described in more detail below, the value of the Securities may vary considerably before the Maturity Date due to events that are difficult to predict and are beyond our control. You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the Securities in light of your particular circumstances.

If The Final Underlying Level Is Less Than The Downside Threshold, You Will Lose More Than 25%, And Possibly All, Of The Principal Amount Of Your Securities At Maturity.

We will not repay you a fixed amount on the Securities on the Maturity Date. The payment at maturity will depend on the direction of and percentage change in the Final Underlying Level relative to the Initial Underlying Level and the other terms of the Securities. Because the level of the Underlying will be subject to market fluctuations, the payment at maturity you receive may be more or less, and possibly significantly less, than the principal amount of your Securities.

If the Final Underlying Level is less than the Downside Threshold, the payment at maturity will be reduced by an amount equal to the decline in the level of the Underlying to the extent it is below the Initial Underlying Level (expressed as a percentage of the Initial Underlying Level). The Downside Threshold is 75% of the Initial Underlying Level. For example, if the Underlying has declined by 25.1% from the Initial Underlying Level to the Final Underlying Level, you will not receive any benefit of the contingent repayment of principal feature and you will lose 25.1% of the principal amount per Security. As a result, you will not receive any protection if the level of the Underlying declines significantly and you may lose more than 25%, and possibly all, of the principal amount per Security at maturity even if the level of the Underlying is greater than or equal to the Initial Underlying Level or the Downside Threshold at certain times during the term of the Securities.

Even if the Final Underlying Level is greater than the Initial Underlying Level, the amount you receive at stated maturity may only be slightly greater than the principal amount, and your yield on the Securities may be less than the yield you would earn if you bought a traditional interest-bearing debt security of Wells Fargo Finance LLC or another issuer with a similar credit rating with the same Maturity Date.

No Periodic Interest Will Be Paid On The Securities.

No periodic payments of interest will be made on the Securities. However, if the agreed-upon tax treatment is successfully challenged by the Internal Revenue Service (the “IRS”), you may be required to recognize taxable income over the term of the Securities. You should review the section of this pricing supplement entitled “United States Federal Tax Considerations.”

Your Return Will Be Limited To The Maximum Gain And May Be Lower Than The Return On A Direct Investment In The Underlying.

The opportunity to participate in the possible increases in the level of the Underlying through an investment in the Securities will be limited because any positive return on the Securities will not exceed the Maximum Gain. Therefore, your return on the Securities may be lower than the return on a direct investment in the Underlying. Furthermore, the effect of the Upside Gearing will be progressively reduced for all Final Underlying Levels exceeding the Final Underlying Level at which the Maximum Gain is reached.

The Probability That The Final Underlying Level Will Be Less Than The Downside Threshold Will Depend In Part On The Volatility Of The Underlying.

Volatility is a measurement of the size and frequency of daily fluctuations in the level of an Underlying, typically observed over a specified period of time. Volatility can be measured in a variety of ways, including on a historical basis or on an expected basis as implied by option prices in the market. In general, the greater the volatility of the Underlying, the greater the probability that the Underlying will experience a large decline over the term of the Securities and the Final Underlying Level will be less than the Downside Threshold. The Underlying has historically experienced significant volatility. As a result, there is a significant risk that the Final Underlying Level will be less than the Downside Threshold which will result in a loss of a significant portion, or all, of your principal. The terms of the Securities are set, in part, based on expectations about the volatility of the Underlying as of the Trade Date. If expectations about the volatility of the Underlying change over the term of the Securities, the value of the Securities may be adversely affected, and if the actual volatility of the Underlying proves to be greater than initially expected, the Securities may prove to be riskier than expected on the Trade Date.

The Securities Are Subject To Credit Risk.

The Securities are our obligations, are fully and unconditionally guaranteed by the Guarantor and are not, either directly or indirectly, an obligation of any other third party. Any amounts payable under the Securities are subject to creditworthiness and you will have no ability to pursue any Securities included in the Underlying for payment. As a result, our and the Guarantor’s actual and perceived creditworthiness may affect the value of the Securities and, in the event we and the Guarantor were to default on the obligations under the Securities and the guarantee, you may not receive any amounts owed to you under the terms of the Securities.

As A Finance Subsidiary, We Have No Independent Operations And Will Have No Independent Assets.

As a finance subsidiary, we have no independent operations beyond the issuance and administration of our securities and will have no independent assets available for distributions to the holders of our securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by the Guarantor and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of the

PRS-7

Guarantor. Holders will have recourse only to a single claim against the Guarantor and its assets under the guarantee. Holders of the Securities should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of the Guarantor, including holders of unsecured, unsubordinated debt securities issued by the Guarantor.

Holders Of The Securities Have Limited Rights Of Acceleration.

Payment of principal on the Securities may be accelerated only in the case of payment defaults that continue for a period of 30 days, certain events of bankruptcy or insolvency relating to Wells Fargo Finance LLC only, whether voluntary or involuntary, certain situations under which the guarantee ceases to be in full force and effect or if the Guarantor denies or disaffirms its obligations under the guarantee. If you purchase the Securities, you will have no right to accelerate the payment of principal on the Securities if we fail in the performance of any of our obligations under the Securities, other than the obligations to pay principal and interest on the Securities. See “Description of Debt Securities of Wells Fargo Finance LLC —Events of Default and Covenant Breaches” in the accompanying prospectus.

Holders Of The Securities Could Be At Greater Risk For Being Structurally Subordinated If Either We Or The Guarantor Convey, Transfer Or Lease All Or Substantially All Of Our Or Its Assets To One Or More Of The Guarantor’s Subsidiaries.

Under the indenture, we may convey, transfer or lease all or substantially all of our assets to one or more of the Guarantor’s subsidiaries. Similarly, the Guarantor may convey, transfer or lease all or substantially all of its assets to one or more of its subsidiaries. In either case, third-party creditors of the Guarantor’s subsidiaries would have additional assets from which to recover on their claims while holders of the Securities would be structurally subordinated to creditors of the Guarantor’s subsidiaries with respect to such assets. See “Description of Debt Securities of Wells Fargo Finance LLC—Consolidation, Merger or Sale” in the accompanying prospectus.

The Securities Will Not Have The Benefit Of Any Cross-Default Or Cross-Acceleration With Other Indebtedness Of The Guarantor; Events Of Bankruptcy, Insolvency, Receivership Or Liquidation Relating To The Guarantor And Failure By The Guarantor To Perform Any Of Its Covenants Or Warranties (Other Than A Payment Default Under The Guarantee) Will Not Constitute An Event Of Default With Respect To The Securities.

The Securities will not have the benefit of any cross-default or cross-acceleration with other indebtedness of the Guarantor. In addition, events of bankruptcy, insolvency, receivership or liquidation relating to the Guarantor and failure by the Guarantor to perform any of its covenants or warranties (other than a payment default under the guarantee) will not constitute an event of default with respect to the Securities.

The Estimated Value Of The Securities On The Trade Date, Based On WFS’s Proprietary Pricing Models, Will Be Less Than The Original Offering Price.

The original offering price of the Securities includes certain costs that are borne by you. Because of these costs, the estimated value of the Securities on the Trade Date will be less than the original offering price. The costs included in the original offering price relate to selling, structuring, hedging and issuing the Securities, as well as to our funding considerations for debt of this type. The costs related to selling, structuring, hedging and issuing the Securities include (i) the agent discount (if any), (ii) the projected profit that our hedge counterparty (which may be one of our affiliates) expects to realize for assuming risks inherent in hedging our obligations under the Securities and (iii) hedging and other costs relating to the offering of the Securities. Our funding considerations are reflected in the fact that we determine the economic terms of the Securities based on an assumed rate that is generally lower than our internal funding rate, which is described above under “Estimated Value of the Securities—Determining the estimated value.” If the costs relating to selling, structuring, hedging and issuing the Securities were lower, or if the assumed rate we use to determine the economic terms of the Securities were higher, the economic terms of the Securities would be more favorable to you and the estimated value would be higher.

The Estimated Value Of The Securities Is Determined By Our Affiliate’s Pricing Models, Which May Differ From Those Of Other Dealers.

The estimated value of the Securities was determined for us by WFS using its proprietary pricing models and related market inputs and assumptions referred to above under “Estimated Value of the Securities—Determining the estimated value.” Certain inputs to these models may be determined by WFS in its discretion. WFS’s views on these inputs may differ from other dealers’ views, and WFS’s estimated value of the Securities may be higher, and perhaps materially higher, than the estimated value of the Securities that would be determined by other dealers in the market. WFS’s models and its inputs and related assumptions may prove to be wrong and therefore not an accurate reflection of the value of the Securities.

The Estimated Value Of The Securities Is Not An Indication Of The Price, If Any, At Which WFS Or Any Other Person May Be Willing To Buy The Securities From You In The Secondary Market.

The price, if any, at which WFS or any of its affiliates may purchase the Securities in the secondary market will be based on WFS’s proprietary pricing models and will fluctuate over the term of the Securities as a result of changes in the market and other factors described in the next risk factor. Any such secondary market price for the Securities will also be reduced by a bid-offer spread, which may vary depending on the aggregate principal amount of the Securities to be purchased in the secondary market transaction, and the expected cost of unwinding any related hedging transactions. Unless the factors described in the next risk factor change significantly in your favor, any such secondary market price for the Securities is likely to be less than the original offering price.

If WFS or any of its affiliates makes a secondary market in the Securities at any time up to the Settlement Date or during the 9-month period following the Settlement Date, the secondary market price offered by WFS or any of its affiliates will be increased by an amount reflecting a portion of the costs associated with selling, structuring, hedging and issuing the Securities that are included in the original offering price. Because this portion of the costs is not fully deducted upon issuance, any secondary market price offered by WFS or any

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of its affiliates during this period will be higher than it would be if it were based solely on WFS’s proprietary pricing models less the bid-offer spread and hedging unwind costs described above. The amount of this increase in the secondary market price will decline steadily to zero over this 9-month period. If you hold the Securities through an account at WFS or any of its affiliates, we expect that this increase will also be reflected in the value indicated for the Securities on your brokerage account statement. If you hold your Securities through an account at a broker-dealer other than WFS or any of its affiliates, the value of the Securities on your brokerage account statement may be different than if you held your Securities at WFS or any of its affiliates, as discussed above under “Estimated Value of the Securities—Valuation of the Securities after issuance.”

The Value Of The Securities Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

As described under “Estimated Value of the Securities” above, the payout on the Securities could be replicated by a hypothetical combination of financial instruments consisting of a non-interest bearing, fixed-income bond and one or more derivative instruments. As a result, the factors that influence the values of non-interest bearing, fixed-income bonds and derivative instruments will also influence the terms of the Securities at issuance and the value of the Securities prior to maturity. The value of the Securities prior to stated maturity will be affected by the then-current level of the Underlying, interest rates at that time and a number of other factors, some of which are interrelated in complex ways. The effect of any one factor may be offset or magnified by the effect of another factor. The following factors, which we refer to as the “derivative component factors,” are expected to affect the value of the Securities. When we refer to the “value” of your Security, we mean the value you could receive for your Security if you are able to sell it in the open market before the Maturity Date.

♦	Underlying Performance. The value of the Securities prior to maturity will depend substantially on the then-current level of the Underlying. The price at which you may be able to sell the Securities before stated maturity may be at a discount, which could be substantial, from their original offering price, if the level of the Underlying at such time is less than, equal to or not sufficiently above the Initial Underlying Level or Downside Threshold.
♦	Interest Rates. The value of the Securities may be affected by changes in the interest rates in the U.S. markets.
♦	Volatility Of The Underlying. Volatility is the term used to describe the size and frequency of market fluctuations. The value of the Securities may be affected if the volatility of the Underlying changes.
♦	Time Remaining To Maturity. The value of the Securities at any given time prior to maturity will likely be different from that which would be expected based on the then-current level of the Underlying. This difference will most likely reflect a discount due to expectations and uncertainty concerning the level of the Underlying during the period of time still remaining to the Maturity Date. In general, as the time remaining to maturity decreases, the value of the Securities will approach the amount that would be payable at maturity based on the then-current level of the Underlying.
♦	Dividend Yields On Securities Included In The Underlying. The value of the Securities may be affected by the dividend yields on Securities included in the Underlying.
♦	Volatility Of Currency Exchange Rates. Since the level of the Underlying is based on the value of its component stocks as expressed in a foreign currency, the value of the Securities may be affected if the volatility of the exchange rate between the U.S. dollar and that foreign currency changes.
♦	Correlation Between Currency Exchange Rates And The Underlying. Since the level of the Underlying is based on the value of its component stocks as expressed in a foreign currency, the value of the Securities may be affected by changes in the correlation between the exchange rate between the U.S. dollar and that foreign currency and the Underlying.

In addition to the derivative component factors, the value of the Securities will be affected by actual or anticipated changes in our and the Guarantor’s creditworthiness. You should understand that the impact of one of the factors specified above, such as a change in interest rates, may offset some or all of any change in the value of the Securities attributable to another factor, such as a change in the level of the Underlying. Because numerous factors are expected to affect the value of the Securities, changes in the level of the Underlying may not result in a comparable change in the value of the Securities. The Final Underlying Level is observed relative to the Initial Underlying Level and the Downside Threshold only on the Final Valuation Date, and the Upside Gearing and contingent repayment of principal features apply only if you hold the Securities to maturity. We anticipate that the value of the Securities will always be at a discount to the principal amount plus the Maximum Gain.

The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop.

The Securities will not be listed or displayed on any securities exchange or any automated quotation system. Although WFS and/or its affiliates intend to make a secondary market in relation to the Securities, they are not obligated to do so. There can be no assurance that a secondary market will develop. Because we do not expect that any market makers will participate in a secondary market for the Securities, the price at which you may be able to sell your Securities is likely to depend on the price, if any, at which WFS is willing to buy your Securities. If a secondary market does exist, it may be limited. Accordingly, there may be a limited number of buyers if you decide to sell your Securities prior to stated maturity. This may affect the price you receive upon such sale. Consequently, you should be willing to hold the Securities to stated maturity.

Owning The Securities Is Not The Same As Owning The Securities Included In The Underlying.

Your return on the Securities will not reflect the return you would realize if you actually owned the securities included in the Underlying. This is in part because the payment at maturity will be determined by reference to the Final Underlying Level, which will be calculated by reference to the prices of the securities in the Underlying without taking into consideration the value of dividends and other payments

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paid on those securities. As a holder of the Securities, you will not have voting rights or rights to receive dividends or other payments on the securities included in the Underlying. In addition, the payment at maturity will not be greater than the principal amount plus the Maximum Gain.

Historical Levels Of The Underlying Should Not Be Taken As An Indication Of The Future Performance Of The Underlying During The Term Of The Securities.

The trading prices of the securities included in the Underlying will determine the payment at maturity. As a result, it is impossible to predict whether the Closing Level of the Underlying will fall or rise compared to its Initial Underlying Level. Trading prices of the securities included in the Underlying will be influenced by complex and interrelated political, economic, financial and other factors that can affect the markets in which those securities are traded and the values of those securities themselves. Accordingly, any historical levels of the Underlying do not provide an indication of the future performance of the Underlying.

Changes That Affect The Underlying May Adversely Affect The Value Of The Securities And The Payment At Maturity.

The policies of the Underlying Sponsor concerning the calculation of the Underlying and the addition, deletion or substitution of securities comprising the Underlying and the manner in which the Underlying Sponsor takes account of certain changes affecting such securities may affect the level of the Underlying and, therefore, may affect the value of the Securities and the payment at maturity. The Underlying Sponsor may discontinue or suspend calculation or dissemination of the Underlying or materially alter the methodology by which it calculates the Underlying. Any such actions could adversely affect the value of the Securities.

We Cannot Control Actions By Any Of The Unaffiliated Companies Whose Securities Are Included In The Underlying.

Actions by any company whose securities are included in the Underlying may have an adverse effect on the price of its security, the Final Underlying Level and the value of the Securities. Neither we nor the Guarantor are affiliated with any of the companies included in the Underlying. These unaffiliated companies included in the Underlying will not be involved in the offering of the Securities and will have no obligations with respect to the Securities, including any obligation to take our or your interests into consideration for any reason. These companies will not receive any of the proceeds of the offering of the Securities and will not be responsible for, and will not have participated in, the determination of the timing of, prices for, or quantities of, the Securities to be issued. These companies will not be involved with the administration, marketing or trading of the Securities and will have no obligations with respect to any amounts to be paid to you on the Securities.

We And Our Affiliates Have No Affiliation With The Underlying Sponsor And Have Not Independently Verified Its Public Disclosure Of Information.

We and our affiliates are not affiliated in any way with the Underlying Sponsor and have no ability to control or predict its actions, including any errors in or discontinuation of disclosure regarding the methods or policies relating to the calculation of the Underlying. We have derived the information about the Underlying Sponsor and the Underlying contained in this pricing supplement and the accompanying market measure supplement from publicly available information, without independent verification. You, as an investor in the Securities, should make your own investigation into the Underlying and the Underlying Sponsor. The Underlying Sponsor is not involved in the offering of the Securities made hereby in any way and has no obligation to consider your interests as an owner of the Securities in taking any actions that might affect the value of the Securities.

An Investment In The Securities Is Subject To Risks Associated With Foreign Securities Markets.

The Underlying includes the securities of foreign companies and you should be aware that investments in securities linked to the value of foreign equity securities involve particular risks. Foreign securities markets may have less liquidity and may be more volatile than the U.S. securities markets, and market developments may affect foreign markets differently than U.S. securities markets. Direct or indirect government intervention to stabilize a foreign securities market, as well as cross-shareholdings in foreign companies, may affect trading prices and volumes in those markets. Also, there is generally less publicly available information about non-U.S. companies that are not subject to the reporting requirements of the Securities and Exchange Commission, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

The prices and performance of securities of non-U.S. companies are subject to political, economic, financial, military and social factors which could negatively affect foreign securities markets, including the possibility of recent or future changes in a foreign government’s economic, monetary and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities, the possibility of imposition of withholding taxes on dividend income, the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility or political instability and the possibility of natural disaster or adverse public health developments. Moreover, the relevant non-U.S. economies may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, trade surpluses or deficits, capital reinvestment, resources and self-sufficiency.

The securities included in the Underlying may be listed on a foreign stock exchange. A foreign stock exchange may impose trading limitations intended to prevent extreme fluctuations in individual security prices and may suspend trading in certain circumstances. These actions could limit variations in the closing level of the Underlying which could, in turn, adversely affect the value of the Securities.

The Maturity Date May Be Postponed If The Final Valuation Date Is Postponed.

The Final Valuation Date will be postponed if the originally scheduled Final Valuation Date is not a Trading Day or if the Calculation Agent determines that a Market Disruption Event has occurred or is continuing on the Final Valuation Date. If such a postponement occurs, the Maturity Date will be the later of (i) the initial Maturity Date and (ii) three business days after the Final Valuation Date as postponed.

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Our And The Guarantor’s Economic Interests And Those Of Any Dealer Participating In The Offering Are Potentially Adverse To Your Interests.

You should be aware of the following ways in which our and the Guarantor’s economic interests and those of UBS Financial Services Inc., WFS or any other dealer participating in the distribution of the Securities, which we refer to as a “participating dealer,” are potentially adverse to your interests as an investor in the Securities. In engaging in certain of the activities described below, our affiliates or any participating dealer or its affiliates may take actions that may adversely affect the value of and your return on the Securities, and in so doing they will have no obligation to consider your interests as an investor in the Securities. Our affiliates or any participating dealer or its affiliates may realize a profit from these activities even if investors do not receive a favorable investment return on the Securities.

♦	The Calculation Agent is our affiliate and may be required to make discretionary judgments that affect the return you receive on the Securities. WFS, which is our affiliate, will be the Calculation Agent for the Securities. As Calculation Agent, WFS will determine the Final Underlying Level and may be required to make other determinations that affect the return you receive on the Securities at maturity. In making these determinations, the Calculation Agent may be required to make discretionary judgments, including determining whether a Market Disruption Event has occurred on the scheduled Final Valuation Date, which may result in postponement of the Final Valuation Date; determining the Final Underlying Level if the Final Valuation Date is postponed to the last day to which it may be postponed and a Market Disruption Event occurs on that day; if the Underlying is discontinued, selecting a Successor Underlying or, if no Successor Underlying is available, determining the Final Underlying Level; and determining whether to adjust the Final Underlying Level on the Final Valuation Date in the event of certain changes in or modifications to the Underlying. In making these discretionary judgments, the fact that WFS is our affiliate may cause it to have economic interests that are adverse to your interests as an investor in the Securities, and WFS’s determinations as Calculation Agent may adversely affect your return on the Securities.
♦	The estimated value of the Securities was calculated by our affiliate and is therefore not an independent third-party valuation. WFS calculated the estimated value of the Securities set forth on the cover page of this pricing supplement, which involved discretionary judgments by WFS, as described under “Risk Factors—The Estimated Value Of The Securities Is Determined By Our Affiliate’s Pricing Models, Which May Differ From Those Of Other Dealers” above. Accordingly, the estimated value of the Securities set forth on the cover page of this pricing supplement is not an independent third-party valuation.
♦	Research reports by our affiliates or any participating dealer or its affiliates may be inconsistent with an investment in the Securities and may adversely affect the level of the Underlying. Our affiliates or any participating dealer in the offering of the Securities or its affiliates may, at present or in the future, publish research reports on the Underlying or the companies whose securities are included in the Underlying. This research is modified from time to time without notice and may, at present or in the future, express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research reports on the Underlying or the companies whose securities are included in the Underlying could adversely affect the level of the Underlying and, therefore, adversely affect the value of and your return on the Securities. You are encouraged to derive information concerning the Underlying from multiple sources and should not rely on the views expressed by us or our affiliates or any participating dealer or its affiliates. In addition, any research reports on the Underlying or the companies whose securities are included in the Underlying published on or prior to the Trade Date could result in an increase in the level of the Underlying on the Trade Date, which would adversely affect investors in the Securities by increasing the level at which the Underlying must close on the Final Valuation Date in order for investors in the Securities to receive a favorable return.
♦	Business activities of our affiliates or any participating dealer or its affiliates with the companies whose securities are included in the Underlying may adversely affect the level of the Underlying. Our affiliates or any participating dealer or its affiliates may, at present or in the future, engage in business with the companies whose securities are included in the Underlying, including making loans to those companies (including exercising creditors’ remedies with respect to such loans), making equity investments in those companies or providing investment banking, asset management or other advisory services to those companies. These business activities could adversely affect the level of the Underlying and, therefore, adversely affect the value of and your return on the Securities. In addition, in the course of these business activities, our affiliates or any participating dealer or its affiliates may acquire non-public information about one or more of the companies whose securities are included in the Underlying. If our affiliates or any participating dealer or its affiliates do acquire such non-public information, we and they are not obligated to disclose such non-public information to you.
♦	Hedging activities by our affiliates or any participating dealer or its affiliates may adversely affect the level of the Underlying. We expect to hedge our obligations under the Securities through one or more hedge counterparties, which may include our affiliates or any participating dealer or its affiliates. Pursuant to such hedging activities, our hedge counterparties may acquire securities included in the Underlying or listed or over-the-counter derivative or synthetic instruments related to the Underlying or such Securities. Depending on, among other things, future market conditions, the aggregate amount and the composition of such positions are likely to vary over time. To the extent that our hedge counterparties have a long hedge position in any of the securities included in the Underlying, or derivative or synthetic instruments related to the Underlying or such securities, they may liquidate a portion of such holdings at or about the time of the Final Valuation Date or at or about the time of a change in the securities included in the Underlying. These hedging activities could potentially adversely affect the level of the Underlying and, therefore, adversely affect the value of and your return on the Securities.
♦	Trading activities by our affiliates or any participating dealer or its affiliates may adversely affect the level of the Underlying. Our affiliates or any participating dealer or its affiliates may engage in trading in the securities included in the Underlying and other instruments relating to the Underlying or such securities on a regular basis as part of their general broker-dealer and other businesses. Any of these trading activities could potentially adversely affect the level of the Underlying and, therefore, adversely affect the value of and your return on the Securities.

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♦	A participating dealer or its affiliates may realize hedging profits projected by its proprietary pricing models in addition to any selling concession, creating a further incentive for the participating dealer to sell the Securities to you. If any participating dealer or any of its affiliates conducts hedging activities for us in connection with the Securities, that participating dealer or its affiliates will expect to realize a projected profit from such hedging activities. If a participating dealer receives a concession for the sale of the Securities to you, this projected hedging profit will be in addition to the concession, creating a further incentive for the participating dealer to sell the Securities to you.

The U.S. Federal Tax Consequences Of An Investment In The Securities Are Unclear.

There is no direct legal authority regarding the proper U.S. federal tax treatment of the Securities, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the Securities are uncertain, and the IRS or a court might not agree with the treatment of the Securities as prepaid derivative contracts that are “open transactions” for U.S. federal income tax purposes. If the IRS were successful in asserting an alternative treatment of the Securities, the tax consequences of the ownership and disposition of the Securities might be materially and adversely affected.

Section 871(m) of the Internal Revenue Code of 1986, as amended (the “Code”), imposes a withholding tax of up to 30% on “dividend equivalents” paid or deemed paid to non-U.S. investors in respect of certain financial instruments linked to U.S. equities. In light of Treasury regulations, as modified by an IRS notice, that provide a general exemption for financial instruments issued prior to January 1, 2023 that do not have a “delta” of one, as of the date of this preliminary pricing supplement the Securities should not be subject to withholding under Section 871(m). However, information about the application of Section 871(m) to the Securities will be updated in the final pricing supplement. Moreover, the IRS could challenge a conclusion that the Securities should not be subject to withholding under Section 871(m). If withholding applies to the Securities, we will not be required to pay any additional amounts with respect to amounts withheld.

In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect. You should read carefully the discussion under “United States Federal Tax Considerations” in this pricing supplement. You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the Securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

PRS-12

Hypothetical Examples and Return Table of the Securities at Maturity

Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.

The table, profile and examples below illustrate the payment at maturity for a $10 principal amount Security on a hypothetical offering of Securities under various scenarios, with the assumptions set forth in the table below. The terms used for purposes of these hypothetical examples do not represent the actual Initial Underlying Level or Downside Threshold. The hypothetical Initial Underlying Level of 100.00 has been chosen for illustrative purposes only and does not represent the actual Initial Underlying Level. The actual Initial Underlying Level and Downside Threshold will be determined on the Trade Date and will be set forth under “Terms of the Securities” above. For historical data regarding the actual Closing Levels of the Underlying, see the historical information set forth herein. These examples are for purposes of illustration only and the values used in the examples may have been rounded for ease of analysis.

Term:	Approximately 3 years
Hypothetical Initial Underlying Level:	100.00
Upside Gearing:	5.0
Hypothetical Maximum Gain:	40.50% (the bottom of the range of 40.50% to 44.50%)
Hypothetical Downside Threshold:	75.00 (75% of the hypothetical Initial Underlying Level)

Final Underlying Level	Underlying Return	Payment at Maturity	Total Return on Securities at Maturity[1]
180.00	80.00%	$14.05	40.50%
170.00	70.00%	$14.05	40.50%
160.00	60.00%	$14.05	40.50%
150.00	50.00%	$14.05	40.50%
140.00	40.00%	$14.05	40.50%
130.00	30.00%	$14.05	40.50%
120.00	20.00%	$14.05	40.50%
110.00	10.00%	$14.05	40.50%
108.10	8.10%	$14.05	40.50%
105.00	5.00%	$12.50	25.00%
102.50	2.50%	$11.25	12.50%
101.00	1.00%	$10.50	5.00%
100.00	0.00%	$10.00	0.00%
95.00	-5.00%	$10.00	0.00%
90.00	-10.00%	$10.00	0.00%
80.00	-20.00%	$10.00	0.00%
75.00	-25.00%	$10.00	0.00%
74.00	-26.00%	$7.40	-26.00%
70.00	-30.00%	$7.00	-30.00%
60.00	-40.00%	$6.00	-40.00%
50.00	-50.00%	$5.00	-50.00%
40.00	-60.00%	$4.00	-60.00%
30.00	-70.00%	$3.00	-70.00%
20.00	-80.00%	$2.00	-80.00%
10.00	-90.00%	$1.00	-90.00%
0.00	-100.00%	$0.00	-100.00%

[1]	The “total return” is the number, expressed as a percentage, that results from comparing the payment at maturity per Security to the purchase price of $10 per Security.

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The following profile is based on a hypothetical Maximum Gain of 40.50% or $14.05 per Security (the bottom of the specified range for the Maximum Gain), an Upside Gearing of 5.0 and a Downside Threshold equal to 75% of the Initial Underlying Level. This graph has been prepared for purposes of illustration only. Your actual return will depend on the actual Final Underlying Level, the actual Maximum Gain and whether you hold your Securities to maturity.

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Example 1 — The Closing Level of the Underlying increases 2.50% from the Initial Underlying Level of 100.00 to a Final Underlying Level of 102.50, resulting in an Underlying Return of 2.50%.

Because the Underlying Return of 2.50% is positive and such Underlying Return multiplied by the Upside Gearing of 5.0 is less than the Maximum Gain of 40.50%, the Issuer will pay a payment at maturity calculated as follows per Security:

$10 + ($10 × the lesser of (a) Underlying Return × Upside Gearing and (b) the Maximum Gain)

$10 + ($10 × 2.50% × 5.0) = $10 + $1.25 = $11.25

The payment at maturity of $11.25 per Security represents a total return on the Securities of 12.50%.

Example 2 — The Closing Level of the Underlying increases 50.00% from the Initial Underlying Level of 100.00 to a Final Underlying Level of 150.00, resulting in an Underlying Return of 50.00%.

Because the Underlying Return of 50.00% is positive and such Underlying Return multiplied by the Upside Gearing of 5.0 is greater than the Maximum Gain of 40.50%, the Issuer will pay a payment at maturity calculated as follows per Security:

$10 + ($10 × the lesser of (a) Underlying Return × Upside Gearing and (b) the Maximum Gain)

$10 + ($10 × 40.50%) = $10 + $4.05 = $14.05

The payment at maturity of $14.05 per Security, which is the maximum payment on the Securities, represents a total return on the Securities equal to the Maximum Gain of 40.50%.

In addition to limiting your return on the Securities, the Maximum Gain limits the positive effect of the Upside Gearing. If the Final Underlying Level is greater than the Initial Underlying Level, you will participate in the performance of the Underlying with the Upside Gearing of 5.0 up to a certain point. However, the effect of the Upside Gearing will be progressively reduced for Final Underlying Levels that are greater than 108.10% of the Initial Underlying Level (assuming a Maximum Gain equal to the bottom of the specified range) since your return on the Securities for any Final Underlying Level greater than 108.10% of the Initial Underlying Level will be limited to the Maximum Gain.

Example 3 — The Closing Level of the Underlying decreases 10.00% from the Initial Underlying Level of 100.00 to a Final Underlying Level of 90.00, resulting in an Underlying Return of -10.00%.

Because the Underlying Return is negative but the Final Underlying Level is greater than or equal to the Downside Threshold, the Issuer will repay the principal amount at maturity of $10.00 per Security.

The payment at maturity of $10.00 per Security represents a total return on the Securities of 0.00%.

Example 4 — The Closing Level of the Underlying decreases 50.00% from the Initial Underlying Level of 100.00 to a Final Underlying Level of 50.00, resulting in an Underlying Return of -50.00%.

Because the Underlying Return is negative and the Final Underlying Level is less than the Downside Threshold, the Issuer will pay a payment at maturity calculated as follows per Security:

$10 + ($10 × Underlying Return)

$10 + ($10 × -50.00%) = $10 + -$5 = $5.00

The payment at maturity of $6.00 per Security represents a loss on the Securities of 50.00%, which reflects the Underlying Return of -50.00%.

If the Underlying Return is negative and the Final Underlying Level is less than the Downside Threshold, at maturity the Issuer will repay less than the principal amount, if anything, resulting in a percentage loss on your principal equal to the negative Underlying Return. In this case, you will have full downside exposure to the Underlying from the Initial Underlying Level to the Final Underlying Level, and will lose more than 25%, and possibly all, of your principal.

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Additional Terms of the Securities

Wells Fargo Finance LLC will issue the Securities as part of a series of senior unsecured debt securities entitled “Medium-Term Notes, Series A,” which is more fully described in the prospectus supplement. Information included in this pricing supplement supersedes information in the market measure supplement, prospectus supplement and prospectus to the extent that it is different from that information.

Certain Definitions

A “Trading Day” means a day, as determined by the Calculation Agent, on which (i) the Underlying Sponsor is scheduled to publish the level of the Underlying and (ii) each Related Futures or Options Exchange is scheduled to be open for trading for its regular trading session.

The “Relevant Stock Exchange” for any security underlying the Underlying means the primary exchange or quotation system on which such security is traded, as determined by the Calculation Agent.

The “Related Futures or Options Exchange” for the Underlying means an exchange or quotation system where trading has a material effect (as determined by the Calculation Agent) on the overall market for futures or options contracts relating to the Underlying.

Calculation Agent

Wells Fargo Securities, LLC, one of our affiliates and a wholly owned subsidiary of Wells Fargo & Company, will act as Calculation Agent for the Securities and may appoint agents to assist it in the performance of its duties. Pursuant to a calculation agent agreement, we may appoint a different Calculation Agent without your consent and without notifying you.

The Calculation Agent will determine the payment at maturity you receive. In addition, the Calculation Agent will, among other things:

♦	determine whether a Market Disruption Event has occurred;
♦	determine the Closing Level of the Underlying under certain circumstances;
♦	determine if adjustments are required to the Closing Level of the Underlying under various circumstances; and
♦	if publication of the Underlying is discontinued, select a Successor Underlying (as defined below) or, if no Successor Underlying is available, determine the Closing Level of the Underlying.

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and, in the absence of manifest error, will be conclusive for all purposes and binding on us and you. The Calculation Agent will have no liability for its determinations.

Market Disruption Events

A “Market Disruption Event” means any of (A), (B), (C) or (D) below, as determined by the Calculation Agent in its sole discretion:

(A)	Any of the following events occurs or exists with respect to any security included in the Underlying or any Successor Underlying, and the aggregate of all securities included in the Underlying or Successor Underlying with respect to which any such event occurs comprise 20% or more of the level of the Underlying or Successor Underlying:
♦	a material suspension of or limitation imposed on trading by the Relevant Stock Exchange for such security or otherwise at any time during the one-hour period that ends at the Scheduled Closing Time for the Relevant Stock Exchange for such security on that day, whether by reason of movements in price exceeding limits permitted by the Relevant Stock Exchange or otherwise;
♦	any event, other than an early closure, that materially disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, such security on its Relevant Stock Exchange at any time during the one-hour period that ends at the Scheduled Closing Time for the Relevant Stock Exchange for such security on that day; or
♦	the closure on any Exchange Business Day of the Relevant Stock Exchange for such security prior to its Scheduled Closing Time unless the earlier closing is announced by such Relevant Stock Exchange at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on such Relevant Stock Exchange and (ii) the submission deadline for orders to be entered into the Relevant Stock Exchange system for execution at the Scheduled Closing Time for such Relevant Stock Exchange on that day.
(B)	Any of the following events occurs or exists with respect to futures or options contracts relating to the Underlying or any Successor Underlying:
♦	a material suspension of or limitation imposed on trading by any Related Futures or Options Exchange or otherwise at any time during the one-hour period that ends at the close of trading on such Related Futures or Options Exchange on that day, whether by reason of movements in price exceeding limits permitted by the Related Futures or Options Exchange or otherwise;

♦	any event, other than an early closure, that materially disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, futures or options contracts relating to the Underlying or Successor Underlying on any Related Futures or Options Exchange at any time during the one-hour period that ends at the close of trading on such Related Futures or Options Exchange on that day; or
♦	the closure on any Exchange Business Day of any Related Futures or Options Exchange prior to its Scheduled Closing Time unless the earlier closing time is announced by such Related Futures or Options Exchange at least one

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hour prior to the earlier of (i) the actual closing time for the regular trading session on such Related Futures or Options Exchange and (ii) the submission deadline for orders to be entered into the Related Futures or Options Exchange system for execution at the close of trading for such Related Futures or Options Exchange on that day.

(C)	The Underlying Sponsor fails to publish the level of the Underlying or any Successor Underlying (other than as a result of the Underlying Sponsor having discontinued publication of the Underlying or Successor Underlying and no Successor Underlying being available).

(D)	Any Related Futures or Options Exchange fails to open for trading during its regular trading session.

For purposes of determining whether a Market Disruption Event has occurred:

(1)

the relevant percentage contribution of a security included in the Underlying or any Successor Underlying to the level of such index will be based on a comparison of (x) the portion of the level of such index attributable to that security to (y) the overall level of such index, in each case using the official opening weightings as published by the Underlying Sponsor as part of the market opening data;

(2)

the “Scheduled Closing Time” of any Relevant Stock Exchange or Related Futures or Options Exchange on any Trading Day means the scheduled weekday closing time of such Relevant Stock Exchange or Related Futures or Options Exchange on such Trading Day, without regard to after hours or any other trading outside the regular trading session hours; and

(3)

an “Exchange Business Day” means any Trading Day on which (i) the Underlying Sponsor publishes the level of the Underlying or any Successor Underlying and (ii) each Related Futures or Options Exchange is open for trading during its regular trading session, notwithstanding any Related Futures or Options Exchange closing prior to its Scheduled Closing Time.

Postponement of the Final Valuation Date

If the originally scheduled Final Valuation Date is not a Trading Day, the Final Valuation Date will be postponed to the next succeeding Trading Day. If a Market Disruption Event occurs or is continuing on the Final Valuation Date, then the Final Valuation Date will be postponed to the first succeeding Trading Day on which a Market Disruption Event has not occurred and is not continuing; however, if such first succeeding Trading Day has not occurred as of the eighth Trading Day after the originally scheduled Final Valuation Date, that eighth Trading Day shall be deemed to be the Final Valuation Date. If the Final Valuation Date has been postponed eight Trading Days after the originally scheduled Final Valuation Date and a Market Disruption Event occurs or is continuing on such eighth Trading Day, the Calculation Agent will determine the Closing Level of the Underlying on such eighth Trading Day in accordance with the formula for and method of calculating the Closing Level of the Underlying last in effect prior to commencement of the Market Disruption Event, using the Closing Price (or, with respect to any relevant security, if a market disruption event has occurred with respect to such security, its good faith estimate of the value of such security at the time at which the official Closing Level of the Underlying is calculated and published by the relevant Underlying Sponsor) on such date of each security included in the Underlying. As used herein, “Closing Price” means, with respect to any security on any date, the Relevant Stock Exchange traded or quoted price of such security as of the time at which the official Closing Level of the Underlying is calculated and published by the Underlying Sponsor.

Adjustments to the Underlying

If at any time the method of calculating the Underlying or a Successor Underlying, or the Closing Level thereof, is changed in a material respect, or if the Underlying or a Successor Underlying is in any other way modified so that such index does not, in the opinion of the Calculation Agent, fairly represent the level of such index had those changes or modifications not been made, then the Calculation Agent will, at the close of business in New York, New York, on each date that the Closing Level of such index is to be calculated, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a level of an index comparable to the Underlying or Successor Underlying as if those changes or modifications had not been made, and the Calculation Agent will calculate the Closing Level of the Underlying or Successor Underlying with reference to such index, as so adjusted. Accordingly, if the method of calculating the Underlying or Successor Underlying is modified so that the level of such index is a fraction or a multiple of what it would have been if it had not been modified (e.g., due to a split or reverse split in such equity index), then the Calculation Agent will adjust the Underlying or Successor Underlying in order to arrive at a level of such index as if it had not been modified (e.g., as if the split or reverse split had not occurred).

Discontinuance of the Underlying

If the sponsor or publisher of the Underlying (the “Underlying Sponsor”) discontinues publication of the Underlying, and such Underlying Sponsor or another entity publishes a successor or substitute equity index that the Calculation Agent determines, in its sole discretion, to be comparable to the Underlying (a “Successor Underlying”), then, upon the Calculation Agent’s notification of that determination to the trustee and Wells Fargo Finance LLC, the Calculation Agent will substitute the Successor Underlying as calculated by the relevant Underlying Sponsor or any other entity and calculate the Final Underlying Level as described above. Upon any selection by the Calculation Agent of a Successor Underlying, Wells Fargo Finance LLC will cause notice to be given to holders of the Securities.

In the event that the Underlying Sponsor discontinues publication of the Underlying prior to, and the discontinuance is continuing on, the Final Valuation Date and the Calculation Agent determines that no Successor Underlying is available at such time, the Calculation Agent will calculate a substitute Closing Level for the Underlying in accordance with the formula for and method of calculating the Underlying last in effect prior to the discontinuance, but using only those securities that comprised the Underlying immediately prior to that discontinuance. If a Successor Underlying is selected or the Calculation Agent calculates a level as a substitute for the Underlying,

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the Successor Underlying or level will be used as a substitute for the Underlying for all purposes, including the purpose of determining whether a Market Disruption Event exists.

If on the Final Valuation Date the Underlying Sponsor fails to calculate and announce the level of the Underlying, the Calculation Agent will calculate a substitute Closing Level of the Underlying in accordance with the formula for and method of calculating the Underlying last in effect prior to the failure, but using only those securities that comprised the Underlying immediately prior to that failure; provided that, if a Market Disruption Event occurs or is continuing on such day, then the provisions set forth above under “—Market Disruption Events” shall apply in lieu of the foregoing.

Notwithstanding these alternative arrangements, discontinuance of the publication of, or the failure by the Underlying Sponsor to calculate and announce the level of, the Underlying may adversely affect the value of the Securities.

Events of Default and Acceleration

If an event of default with respect to the Securities has occurred and is continuing, the amount payable to a holder of a security upon any acceleration permitted by the Securities, with respect to each security, will be equal to the payment at maturity, calculated as provided herein. The payment at maturity will be calculated as though the date of acceleration were the Final Valuation Date.

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The EURO STOXX 50® Index

The EURO STOXX 50® Index is an equity index that is composed of 50 component stocks of sector leaders in 11 Eurozone countries and is intended to provide an indication of the pattern of common stock price movement in the Eurozone. See “Description of Equity Indices—The EURO STOXX 50® Index” in the accompanying market measure supplement for additional information about the EURO STOXX 50® Index.

In addition, information about the EURO STOXX 50® Index may be obtained from other sources including, but not limited to, the EURO STOXX 50® Index sponsor’s website (including information regarding (i) the EURO STOXX 50® Index’s top ten constituents and their respective weightings, (ii) the EURO STOXX 50® Index’s sector weightings and (iii) the EURO STOXX 50® Index’s country weightings). We are not incorporating by reference into this pricing supplement the website or any material it includes. Neither we nor the agents makes any representation that such publicly available information regarding the EURO STOXX 50® Index is accurate or complete.

Historical Information

We obtained the Closing Levels of the EURO STOXX 50® Index in the graph below from Bloomberg Financial Markets, without independent verification.

The following graph sets forth daily Closing Levels of the Underlying for the period from January 1, 2015 to January 7, 2020. The Closing Level on January 7, 2020 was 3,759.25. The historical performance of the Underlying should not be taken as an indication of the future performance of the Underlying during the term of the Securities.

The EURO STOXX 50® is the intellectual property (including registered trademarks) of STOXX Limited (“STOXX”), Zurich, Switzerland and/or its licensors (“Licensors”), which is used under license.

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Benefit Plan Investor Considerations

Each fiduciary of a pension, profit-sharing or other employee benefit plan to which Title I of the Employee Retirement Income Security Act of 1974 (“ERISA”) applies (a “plan”), should consider the fiduciary standards of ERISA in the context of the plan’s particular circumstances before authorizing an investment in the Securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan. When we use the term “holder” in this section, we are referring to a beneficial owner of the Securities and not the record holder.

Section 406 of ERISA and Section 4975 of the Code prohibit plans, as well as individual retirement accounts and Keogh plans to which Section 4975 of the Code applies (also “plans”), from engaging in specified transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code (collectively, “parties in interest”) with respect to such plan. A violation of those “prohibited transaction” rules may result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless statutory or administrative exemptive relief is available. Therefore, a fiduciary of a plan should also consider whether an investment in the Securities might constitute or give rise to a prohibited transaction under ERISA and the Code.

Employee benefit plans that are governmental plans, as defined in Section 3(32) of ERISA, certain church plans, as defined in Section 3(33) of ERISA, and foreign plans, as described in Section 4(b)(4) of ERISA (collectively, “Non-ERISA Arrangements”), are not subject to the requirements of ERISA, or Section 4975 of the Code, but may be subject to similar rules under other applicable laws or regulations (“Similar Laws”).

We and our affiliates may each be considered a party in interest with respect to many plans. Special caution should be exercised, therefore, before the Securities are purchased by a plan. In particular, the fiduciary of the plan should consider whether statutory or administrative exemptive relief is available. The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Securities. Those class exemptions are:

♦	PTCE 96-23, for specified transactions determined by in-house asset managers;

♦	PTCE 95-60, for specified transactions involving insurance company general accounts;

♦	PTCE 91-38, for specified transactions involving bank collective investment funds;

♦	PTCE 90-1, for specified transactions involving insurance company separate accounts; and

♦	PTCE 84-14, for specified transactions determined by independent qualified professional asset managers.

In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide an exemption for transactions between a plan and a person who is a party in interest (other than a fiduciary who has or exercises any discretionary authority or control with respect to investment of the plan assets involved in the transaction or renders investment advice with respect thereto) solely by reason of providing services to the plan (or by reason of a relationship to such a service provider), if in connection with the transaction of the plan receives no less, and pays no more, than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA).

Any purchaser or holder of the Securities or any interest in the Securities will be deemed to have represented by its purchase and holding that either:

♦	no portion of the assets used by such purchaser or holder to acquire or purchase the Securities constitutes assets of any plan or Non-ERISA Arrangement; or

♦	the purchase and holding of the Securities by such purchaser or holder will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any Similar Laws.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Securities on behalf of or with “plan assets” of any plan consult with their counsel regarding the potential consequences under ERISA and the Code of the acquisition of the Securities and the availability of exemptive relief.

The Securities are contractual financial instruments. The financial exposure provided by the Securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the Securities. The Securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the Securities.

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Each purchaser or holder of the Securities acknowledges and agrees that:

(i)

the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (a) the design and terms of the Securities, (b) the purchaser or holder’s investment in the Securities, or (c) the exercise of or failure to exercise any rights we have under or with respect to the Securities;

(ii)

we and our affiliates have acted and will act solely for our own account in connection with (a) all transactions relating to the Securities and (b) all hedging transactions in connection with our obligations under the Securities;

(iii)

any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)	our interests may be adverse to the interests of the purchaser or holder; and
(v)

neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Purchasers of the Securities have the exclusive responsibility for ensuring that their purchase, holding and subsequent disposition of the Securities does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any Similar Law. Nothing herein shall be construed as a representation that an investment in the Securities would be appropriate for, or would meet any or all of the relevant legal requirements with respect to investments by, plans or Non-ERISA Arrangements generally or any particular plan or Non-ERISA Arrangement.

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United States Federal Tax Considerations

The following is a discussion of the material U.S. federal income and certain estate tax consequences of the ownership and disposition of the Securities. It applies to you only if you purchase a Security for cash in the initial offering at the “issue price,” which is the first price at which a substantial amount of the Securities is sold to the public, and hold the Security as a capital asset within the meaning of Section 1221 of the Code. It does not address all of the tax consequences that may be relevant to you in light of your particular circumstances or if you are an investor subject to special rules, such as:

♦	a financial institution;
♦	a “regulated investment company”;
♦	a tax-exempt entity, including an “individual retirement account” or “Roth IRA”;
♦	a dealer or trader subject to a mark-to-market method of tax accounting with respect to the Securities;
♦	a person holding a Security as part of a “straddle” or conversion transaction or who has entered into a “constructive sale” with respect to a Security;
♦	a U.S. holder (as defined below) whose functional currency is not the U.S. dollar; or
♦	an entity classified as a partnership for U.S. federal income tax purposes.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds the Securities, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partnership holding the Securities or a partner in such a partnership, you should consult your tax adviser as to your particular U.S. federal tax consequences of holding and disposing of the Securities.

We will not attempt to ascertain whether any of the issuers of the underlying stocks of the Underlying (the “underlying stocks”) is treated as a “passive foreign investment company” (“PFIC”) within the meaning of Section 1297 of the Code. If any of the issuers of the underlying stocks were so treated, certain adverse U.S. federal income tax consequences might apply to you, if you are a U.S. holder (as defined below), upon the sale, exchange or other disposition of the Securities. You should refer to information filed with the Securities and Exchange Commission or another governmental authority by the issuers of the underlying stocks and consult your tax adviser regarding the possible consequences to you if any of the issuers of the underlying stocks is or becomes a PFIC.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date of this pricing supplement, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein, possibly with retroactive effect. This discussion does not address the effects of any applicable state, local or non-U.S. tax laws, any alternative minimum tax consequences, the potential application of the Medicare tax on investment income or the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Code. You should consult your tax adviser concerning the application of U.S. federal income and estate tax laws to your particular situation (including the possibility of alternative treatments of the Securities), as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction.

Tax Treatment of the Securities

In the opinion of our counsel, Davis Polk & Wardwell LLP, a Security should be treated as a prepaid derivative contract that is an “open transaction” for U.S. federal income tax purposes. By purchasing a Security, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to this treatment.

Due to the absence of statutory, judicial or administrative authorities that directly address the U.S. federal tax treatment of the Securities or similar instruments, significant aspects of the treatment of an investment in the Securities are uncertain. We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with the treatment described below. Moreover, our counsel’s opinion is based on market conditions as of the date of this preliminary pricing supplement and is subject to confirmation in the final pricing supplement. Accordingly, you should consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the Securities. Unless otherwise indicated, the following discussion is based on the treatment of the Securities as prepaid derivative contracts that are “open transactions.”

Tax Consequences to U.S. Holders

This section applies only to U.S. holders. You are a “U.S. holder” if you are a beneficial owner of a Security that is, for U.S. federal income tax purposes:

♦	a citizen or individual resident of the United States;
♦	a corporation created or organized in or under the laws of the United States, any state therein or the District of Columbia; or
♦	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Tax Treatment Prior to Maturity. You should not be required to recognize income over the term of the Securities prior to maturity, other than pursuant to a sale, exchange or retirement as described below.

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Sale, Exchange or Retirement of the Securities. Upon a sale, exchange or retirement of the Securities, you should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and your tax basis in the Securities that are sold, exchanged or retired. Your tax basis in the Securities should equal the amount you paid to acquire them. This gain or loss should be long-term capital gain or loss if at the time of the sale, exchange or retirement you held the Securities for more than one year, and short-term capital gain or loss otherwise. Long-term capital gains recognized by non-corporate U.S. holders are generally subject to taxation at reduced rates. The deductibility of capital losses is subject to certain limitations.

Possible Alternative Tax Treatments of an Investment in the Securities

Alternative U.S. federal income tax treatments of the Securities are possible that, if applied, could materially and adversely affect the timing and/or character of income, gain or loss with respect to them. It is possible, for example, that the Securities could be treated as debt instruments governed by Treasury regulations relating to the taxation of contingent payment debt instruments. In that case, regardless of your method of tax accounting for U.S. federal income tax purposes, you generally would be required to accrue income based on our comparable yield for similar non-contingent debt, determined as of the time of issuance of the Securities, in each year that you held the Securities, even though we are not required to make any payment with respect to the Securities prior to maturity. In addition, any gain on the sale, exchange or retirement of the Securities would be treated as ordinary income.

Other possible U.S. federal income tax treatments of the Securities could also affect the timing and character of income or loss with respect to the Securities. In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. You should consult your tax adviser regarding the possible alternative treatments of an investment in the Securities and the issues presented by this notice.

Tax Consequences to Non-U.S. Holders

This section applies only to non-U.S. holders. You are a “non-U.S. holder” if you are a beneficial owner of a Security that is, for U.S. federal income tax purposes:

♦	an individual who is classified as a nonresident alien;
♦	a foreign corporation; or
♦	a foreign estate or trust.

You are not a non-U.S. holder for purposes of this discussion if you are (i) an individual who is present in the United States for 183 days or more in the taxable year of disposition or (ii) a former citizen or resident of the United States. If you are or may become such a person during the period in which you hold a Security, you should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the Securities.

Sale, Exchange or Retirement of the Securities. Subject to the discussion below regarding Section 871(m), you generally should not be subject to U.S. federal income or withholding tax in respect of amounts paid to you, provided that income in respect of the Securities is not effectively connected with your conduct of a trade or business in the United States.

If you are engaged in a U.S. trade or business, and if income from the Securities is effectively connected with the conduct of that trade or business, you generally will be subject to regular U.S. federal income tax with respect to that income in the same manner as if you were a U.S. holder, unless an applicable income tax treaty provides otherwise. If you are such a holder and you are a corporation, you should also consider the potential application of a 30% (or lower treaty rate) branch profits tax.

Tax Consequences Under Possible Alternative Treatments. If all or any portion of a Security were recharacterized as a debt instrument, subject to the discussions below regarding FATCA and Section 871(m), any payment made to you with respect to the Security generally should not be subject to U.S. federal withholding or income tax, provided that: (i) income or gain in respect of the Security is not effectively connected with your conduct of a trade or business in the United States, and (ii) you provide an appropriate IRS Form W-8 certifying under penalties of perjury that you are not a United States person.

Other U.S. federal income tax treatments of the Securities are also possible. In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Among the issues addressed in the notice is the degree, if any, to which income with respect to instruments such as the Securities should be subject to U.S. withholding tax. While the notice requests comments on appropriate transition rules and effective dates, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues might materially and adversely affect the withholding tax consequences of an investment in the Securities, possibly with retroactive effect. Accordingly, you should consult your tax adviser regarding the issues presented by the notice.

Possible Withholding Under Section 871(m) of the Code. Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to non-U.S. holders with respect to certain financial instruments linked to U.S. equities (“U.S. underlying equities”) or indices that include U.S. underlying equities. Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more U.S. underlying

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equities, as determined based on tests set forth in the applicable Treasury regulations (a “specified security”). However, the regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2023 that do not have a “delta” of one. Based on the terms of the Securities and representations provided by us, our counsel is of the opinion that the Securities should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. underlying equity and, therefore, should not be specified securities subject to withholding tax under Section 871(m).

A determination that the Securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances. For example, if you enter into other transactions relating to a U.S. underlying equity, you could be subject to withholding tax or income tax liability under Section 871(m) even if the Securities are not specified securities subject to Section 871(m) as a general matter. You should consult your tax adviser regarding the potential application of Section 871(m) to the Securities.

This information is indicative and will be updated in the final pricing supplement or may otherwise be updated by us in writing from time to time. Non-U.S. holders should be warned that Section 871(m) may apply to the Securities based on circumstances as of the Trade Date for the Securities and, therefore, it is possible that the Securities will be subject to withholding tax under Section 871(m).

In the event withholding applies, we will not be required to pay any additional amounts with respect to amounts withheld.

U.S. Federal Estate Tax

If you are an individual non-U.S. holder or an entity the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), you should note that, absent an applicable treaty exemption, the Securities may be treated as U.S. situs property subject to U.S. federal estate tax. If you are such an individual or entity, you should consult your tax adviser regarding the U.S. federal estate tax consequences of investing in the Securities.

Information Reporting and Backup Withholding

Amounts paid on the Securities, and the proceeds of a sale, exchange or other disposition of the Securities, may be subject to information reporting and, if you fail to provide certain identifying information (such as an accurate taxpayer identification number if you are a U.S. holder) or meet certain other conditions, may also be subject to backup withholding at the rate specified in the Code. If you are a non-U.S. holder that provides an appropriate IRS Form W-8, you will generally establish an exemption from backup withholding. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the relevant information is timely furnished to the IRS.

FATCA

Legislation commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. This legislation applies to certain financial instruments that are treated as paying U.S.-source interest, dividends or dividend equivalents or other U.S.-source “fixed or determinable annual or periodical” income (“FDAP income”). If required under FATCA, withholding applies to payments of FDAP income. While existing Treasury regulations would also require withholding on payments of gross proceeds of the disposition (including upon retirement) of certain financial instruments treated as paying U.S.-source interest or dividends, the U.S. Treasury Department has indicated in subsequent proposed regulations its intent to eliminate this requirement. The U.S. Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization. If the Securities were treated as debt instruments or as subject to Section 871(m), the withholding regime under FATCA would apply to the Securities. If withholding applies to the Securities, we will not be required to pay any additional amounts with respect to amounts withheld. If you are a non-U.S. holder, or a U.S. holder holding Securities through a non-U.S. intermediary, you should consult your tax adviser regarding the potential application of FATCA to the Securities.

The preceding discussion constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the Securities.

You should consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the Securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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Supplemental Plan of Distribution

Wells Fargo Securities, LLC (“WFS”), an affiliate of Wells Fargo Finance LLC and a wholly owned subsidiary of Wells Fargo & Company, and UBS Financial Services Inc. (“UBS”) will act as agents for the Securities and will purchase the Securities at the original offering price less the underwriting discount indicated on the cover page of this pricing supplement. UBS may allow a concession not in excess of the agent discount set forth on the cover of this pricing supplement to its affiliates.

The agents or one or more of their respective affiliates expect to realize hedging profits projected by their proprietary pricing models to the extent they assume the risks inherent in hedging our obligations under the Securities. If WFS, UBS or any other dealer participating in the distribution of the Securities or any of their affiliates conduct hedging activities for us in connection with the Securities, that dealer or its affiliate will expect to realize a profit projected by its proprietary pricing models from such hedging activities. Any such projected profit will be in addition to any discount or concession received in connection with the sale of the Securities to you.

Approved Jurisdictions

In accordance with and subject to an agent accession agreement among Wells Fargo Finance LLC, Wells Fargo & Company and UBS, UBS will not offer, sell or deliver the Securities in any jurisdiction other than the United States and the following jurisdictions: Argentina, Bolivia, Chile, Colombia, Costa Rica, Ecuador, el Salvador, Guatemala, Mexico, Nicaragua, Paraguay, Taiwan, Uruguay and Venezuela.

UBS will comply with the non-U.S. selling restrictions applicable to the above jurisdictions set forth in the accompanying prospectus supplement under the heading “Plan of Distribution (Conflicts of Interest).”

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